Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Certain statements contained herein, including without limitation statements regarding the objectives of management for future operations and statements containing the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, constitute “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions which may cause actual results, performance or achievements to differ materially from those anticipated or implied by the forward-looking statements. These risks include our failure to successfully execute our business plan, continued disruption in the U.S. credit markets generally and the mortgage loan and CDO markets particularly, our ability to timely consummate the merger with Cohen & Company, our inability to gain access to additional financing, the limited availability of additional investment portfolios for future acquisition, performance of our existing investments, our failure to maintain REIT status, our ability to restore compliance with NYSE continued listing standards, or, in the event that we are unable to maintain our listing with the NYSE, our ability to comply with the initial listing standards of the NYSE or another securities exchange, the cost of capital, as well as the additional risks and uncertainties detailed in our periodic reports and registration statements filed with the SEC. We disclaim any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

Management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On a regular basis, we evaluate these estimates, including fair value of financial instruments and provision for loan losses. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We are a specialty finance company that has historically invested in the following asset classes, subject to maintaining our qualification as a REIT under the Internal Revenue Code and our exemption from regulation under the Investment Company Act:

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subordinated debt financings originated by our manager or third parties, primarily in the form of TruPS issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities and RMBS.

We may also invest opportunistically from time to time in other types of investments within our manager’s areas of expertise and experience, subject to maintaining our qualification as a REIT and our exemption from regulation under the Investment Company Act. Our investment guidelines do not impose any limitations on the type of assets in which we may invest.

We are externally managed and advised by Cohen & Company Management, LLC, whom we refer to as our manager, pursuant to a management agreement. Our manager is a wholly-owned subsidiary of Cohen Brothers, LLC, d/b/a Cohen & Company, an alternative investment management firm, which, since 2001, has provided financing to small and mid-sized companies in financial services, real estate and other sectors.

Our investment strategy has historically been focused on investing in our target asset classes. The disruption in the credit markets has directly impacted and continues to directly impact our business because our investment strategy is primarily focused on making investments in our target asset classes and financing those investments on a short-term basis through on and off-balance sheet warehouse facilities or other short-term financing arrangements and financing those investments on a long-term basis with securitization vehicles, including CDOs and CLOs. Our historical financing strategy involved the use of significant amounts of leverage, which has resulted in increased losses in our portfolios. We expect that our use of leverage will continue to have the effect of increasing losses in this current period of unfavorable economic conditions.

Our Proposed Merger with Cohen & Company

As previously disclosed, we entered into a definitive merger agreement with Cohen & Company on February 20, 2009. Our Board of Directors and Cohen’s Board of Managers have each unanimously approved the transaction. Cohen & Company will merge with a subsidiary of the Company and will survive the merger as a subsidiary of the Company. In the merger, (i) members who own Class A units of membership interest and Class B units of membership interest in Cohen will have the option to exchange each of their membership units in Cohen for either 0.57372 shares of our common stock or 0.57372 replacement units of membership interest in Cohen and (ii) Daniel G. Cohen, who owns Class C units of membership interest in Cohen, will be entitled to receive one share of our Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A share. The Series A share will have no economic rights but will entitle the holder thereof to elect one-third of our board of directors. In 2010, the holder of the Series A share may convert the Series A share into our Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, which will have no economic rights but will entitle such holder to vote together with our stockholders on all matters presented to our stockholders and to exercise approximately 31.5% of the voting power of our common stock. The replacement units of membership interest in Cohen may be exchanged into an equivalent number of our common stock at any time in the future. Holders of our common stock will continue to hold their shares of the Company. Pursuant to the merger agreement, we will complete a 1 for 10 reverse split of our common stock. It is currently expected that our current shareholders will own 62.4% of our shares of common stock immediately after the merger and former unit holders of Cohen will hold the balance; however, the actual percentages will not be known until members of Cohen have made their elections to receive either our common stock or replacement units of Cohen. If all Cohen membership interests were to be converted into our shares in the future, our current shareholders would own 38.5%, and former Cohen members would own 61.5%, of the combined company. Cohen will be treated as the acquirer for accounting purposes.

In the near term, the merger of the two companies is expected to provide the combined entity with enhanced financial resilience, synergies and economies of scale to better manage through current market conditions. Our business model will shift from a capital investment company to an operating company. As a result of the proposed merger, we expect that we will cease to qualify as a REIT beginning with our taxable year ending on December 31, 2009. Over the medium to long term, the combination is expected to create a platform specializing in credit related fixed income trading and management and a combined company with greater capital resources to pursue opportunistic initiatives in a distressed market, which may include potential acquisitions of other asset management and investment firms.

The merged company will seek to generate diversified revenue and fee income streams through the following three operating segments:

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Capital Markets—This business consists of sales and trading, as well as origination, structuring, and placement of fixed income securities through Cohen’s broker dealer subsidiary, Cohen & Company Securities, LLC.

Additionally, this business provides corporate debt originations and new issue securitizations for a wide variety of corporate clients with a historical focus on the financial services industry.

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Asset Management—This business serves the needs of client investors by managing assets within a variety of investment vehicles, including investment funds, permanent capital vehicles, and collateralized debt obligations.

This business seeks to generate fee income through strategic “roll up” acquisitions of credit fixed income contracts at attractive valuations and through the seeding and formation of additional investment vehicles.

•	Principal Investing—This business will be comprised primarily of our investment portfolio and Cohen’s seed capital in certain investment vehicles and the related gains and losses that they generate.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of our common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal. We will be filing a registration statement on Form S-4 with the Securities and Exchange Commission, or the SEC, to register the shares of our common stock issuable in the merger. The registration statement will include a joint proxy statement of us and Cohen & Company with regard to the approval of the transaction by our stockholders and members of Cohen & Company.

Certain Factors Affecting Financial Condition and Results of Operations.

The Company’s financial condition and results of operations have been and will continue to be affected by market fluctuations and by economic factors. In addition, results of operations in the past have been, and in the future may continue to be, materially affected by many factors, including political and economic conditions and geopolitical events; the effect of market conditions, particularly in the fixed income and credit markets, including residential mortgage, middle market, and bank and insurance company lending; the level and volatility of equity prices, commodity prices and interest rates and other market indices; the availability and cost of both credit and capital; investor sentiment and confidence in the financial markets; the Company’s reputation; the actions and initiatives of current and potential competitors; and the impact of current, pending and future legislation, regulation, and technological changes in the U.S. and worldwide. Such factors also may have an impact on the Company’s ability to achieve its strategic objectives, including its merger with Cohen & Company. For a further discussion of these and other important factors that could affect the Company’s business, see “Business” in Part I, Item 1 and “Risk Factors” in Part I, Item 1A.

The following items significantly affected the Company’s financial condition and results of operations and in fiscal years ended 2008 and 2007.

Impact of Market Events on Our Business

The credit markets in the United States began suffering significant disruption in the summer of 2007. This disruption began in the subprime residential mortgage sector and extended to the broader credit and financial markets generally. During the third quarter of 2008, it became clear that the global economy has been adversely impacted by the credit crisis. Available liquidity, particularly through asset-backed securities (ABS) CDOs and other securitizations, declined precipitously during the second half of 2007, continued to decline in 2008 and remains depressed as of the date of this filing. Concerns about the capital adequacy of financial services companies, disruptions in global credit markets, volatility in commodities prices and continued pricing declines in the U.S. housing market have led to further disruptions in the financial markets, adversely affected regional banks and have exacerbated the longevity and severity of the credit crisis. The disruption in these markets directly impacts our business because our investment portfolio includes investments in MBS, leveraged loans and bank and insurance company debt. In addition, the general disruption in the structured products markets has made it difficult for us to execute our long-term financing strategy.

Our MBS Investments

We invest in MBS through our Kleros Real Estate CDO subsidiaries and other non-consolidated CDO investments. In 2007 and continuing in 2008, the principal U.S. rating agencies downgraded large amounts of MBS, ABS and debt securities of CDOs collateralized by MBS, including investments that are in our portfolio. Since we finance our investments in MBS through the issuance of equity and debt securities of CDOs, our exposure to losses on our consolidated MBS portfolios is limited to our investments in such CDOs.

Our maximum loss from investments in MBS is limited to the $90 million that we have invested into the three remaining Kleros Real Estate CDOs. The CDOs are governed by indentures that provide us with no rights to the CDOs assets and provide the CDO noteholders with no recourse to us in respect of the debt securities issued by the CDOs. We consolidate the Kleros Real Estate CDOs in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46 (R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), which requires that we record the financial position and results of operations of the CDOs in our consolidated financial statements, without consideration that our maximum economic exposure to loss is $90 million. We have effectively written down our remaining $90 million equity investment in the Kleros Real Estate CDOs to zero.

During the second quarter of 2007, the Company began to purchase CDS contracts referenced to certain MBS and CDOs that trade in the public markets. In June 2008, the Company sold the subsidiary that owned the remaining $87.5 million notional of CDS positions for $70.4 million in proceeds. Following the June 2008 sale, the Company no longer holds any investments in CDS.

As previously disclosed, the Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to the Company. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed over-collateralization tests, the net interest earnings of these CDOs continues to be reflected in the Company’s net investment income and taxable income. As previously disclosed, we have received written notice from the trustees of Kleros Real Estate I, II, III and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder.

On May 1, 2008, the Company received written notice from the trustee of Kleros Real Estate III that the controlling class debtholder had submitted a notice of liquidation. The liquidation of Kleros Real Estate III occurred in June 2008 through a series of auctions of the underlying collateral and the final distribution of the liquidation proceeds was delivered to the controlling class debtholder in the same period. Upon the commencement of the liquidation process the Company determined that it was no longer the primary beneficiary of Kleros Real Estate III, and, in accordance with FIN 46(R), deconsolidated the Kleros Real Estate III entity from its consolidated financial statements in June 2008. Additionally, the Company is no longer able to include the liquidated assets and the related income as a component of its REIT qualifying assets.

As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs. Since the Company is not receiving any cash flow from its investments in any of the Kleros Real Estate CDOs, the events of default and liquidation described above do not have any further impact on the Company’s cash flows. However, the assets of the Kleros Real Estate I, II and IV CDOs and the income they generate for tax purposes are a component of the Company’s REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, the Company may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If the Company is not able to invest in sufficient other REIT qualifying assets, its ability to qualify as a REIT could be materially adversely affected.

Our Investments in Residential Mortgages

As a result of the on-going disruption in the housing market and the downturn in the overall economy, we have recorded significant losses on our residential mortgage loan portfolio, including the loans held directly by us and through our subordinated interests in a securitization trust collateralized by residential mortgage loans. The weighted average origination date for the loans included in our portfolio was July 2006 and the weighted average FICO of our borrowers at origination was 734. The majority of our loans were originated at the end of a period time of unprecedented real estate appreciation to borrowers that were deemed to be “prime” borrowers. During the past two years the values of the properties securing our loans have materially decreased and the credit quality of our average borrower has also materially decreased. We expect to record further losses on our residential mortgage loan portfolio as a result of the continuing increase in the unemployment rate, continued home price depreciation, lack of refinancing options for many borrowers and continued deterioration in the general macro economic conditions. As of December 31, 2008, we maintained an allowance for residential mortgage loan losses of $41.7 million.

The significant amount of losses and delinquencies that have occurred within the residential mortgage portfolio that we hold through our investment in a securitization trust have resulted in a decrease to the amount of cash flows that we receive. These losses are attributable to an increase in the delinquency rate of the underlying pool of mortgage loans since the closing date of the securitization, which has also caused a reduction in the amount of principal and interest that is collected from the mortgage loans. To the extent such collections continue to decrease, there may not be sufficient cash flow to pay any principal and interest to the subordinated notes until the senior noteholders have been paid in full.

Our Bank and Insurance TruPS Investments

We invest in TruPS issued by banks and surplus notes issued by insurance companies through our Alesco CDO subsidiaries. As of December 31, 2008, we have experienced 34 bank deferrals or defaults and 1 insurance default in our TruPS portfolio. As of December 31, 2008, the aggregate principal amount of investments in the 35 TruPS investments that have defaulted or are currently deferring interest payments is $551.0 million, representing approximately 10.7% of the Company’s combined TruPS portfolio. As of December 31, 2008, $250.5 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written off in the Company’s consolidated financial statements. For the year ended December 31, 2008, investment interest income is net of a $20.4 million reserve for interest income related to the $551.0 million of deferring or defaulted securities. Subsequent to December 31, 2008, we have experienced two additional bank deferrals with an aggregate principal amount of $50.0 million, and an additional $38.0 million principal amount of TruPS deferring interest payments as of December 31, 2008 have defaulted.

The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will no longer receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests.

Our Leveraged Loan Investments

We invest in leveraged loans through our Emporia CLO subsidiaries and through investments held in on-balance sheet warehouse facilities. Management continues to closely monitor and actively manage the leveraged loan portfolio as a result of the continued deterioration in macro-credit conditions and the potential for significant stress on the middle-market companies in our portfolio. The overcollateralization requirements in the leveraged loan CLOs are typically triggered in the event that we experience significant losses on the sale of assets below par, as well as unrealized fair value adjustments on certain assets as mandated by the indentures which govern our leveraged loan CLOs. The primary cause for such fair value adjustments are default activity, and credit downgrades in the underlying asset pool. As of the date of this filing, we have not experienced an overcollateralization failure in any of our leveraged loan CLOs. However, the current state of the credit markets and the economy in general increases the likelihood of defaults and ratings agency downgrades on the underlying collateral of our CLOs.

In addition, the general disruption in the structured products markets has made it difficult to securitize leveraged loans through CLOs. As a result, we are holding assets on warehouse lines longer than originally anticipated. We earn returns from the loans while they are on warehouse lines, but we must also maintain cash collateral with the warehouse lenders during the term of the warehouse lines. The cash we maintain as collateral with our warehouse lenders is not available to us to make new investments or pay distributions until the assets are sold from the warehouse line. We have seen warehouse lenders generally increase their cash collateral requirements as the difficult credit environment has continued. In addition, banks are generally less willing or able to provide warehouse financing in the current environment because their capital is constrained.

As of December 31, 2008, the Company has transferred all of the leveraged loans included in its warehouse facility with a third party to the held for sale category and as a result recorded an unrealized loss of $101.0 million on the leveraged loans included in the warehouse facility. During the fourth quarter of 2008, the Company determined that it no longer had the intent to hold these particular loans to maturity or for the foreseeable future. The warehouse facility that provides short-term financing for approximately $164.7 million of par value of leveraged loans is scheduled to mature in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through to the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

NYSE Continued Listing Standard

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. Under the NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse split of its common stock. The Company’s common stock remains listed on the NYSE under the symbol “AFN.” The NYSE’s continued listing standards also require that our average market capitalization be at least $25 million over any 30 consecutive trading day period and that we maintain our REIT status. On February 26, 2009, the NYSE submitted to the SEC an immediately effective rule filing which suspends the NYSE’s $1 minimum price requirement on a temporary basis, initially through June 30, 2009. Further, the filing also extends until the same date the NYSE’s current easing of the average global market capitalization standard from $25 million to $15 million. In addition to being delisted due to our failure to comply with any of these continued listing standards, we will also likely be delisted if we fail to meet any other of the NYSE’s listing standards.

Liquidity

During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount.

The holders of our remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, our common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over-the-counter trading market in the United States. If we are unable to remedy the NYSE listing deficiency and are unable to list our common stock on another established national securities exchange or automated U.S. over-the-counter trading market, there is a risk that some or all holders of our convertible notes will exercise their right to require us to repurchase their notes.

Additionally, the disruption in the credit markets has severely restricted our ability to complete new CDOs and CLOs. Banks are capital constrained and this severely limits their ability to provide new financing commitments. We expect this situation to continue for the foreseeable future until markets stabilize, credit concerns dissipate and capital becomes less constrained. We are fortunate that the substantial portion of our portfolio is financed with in-place, long-term financing. However, as disclosed previously, as of December 31, 2008, we had $39.0 million of cash deposited with a warehouse lender to collateralize a warehouse facility for leveraged loans. If the securitization markets remain effectively closed for an extended period, we will likely lose the first loss cash that we had deposited with the warehouse lender. In addition, our inability to maintain compliance with the over-collateralization requirements of our CDO and CLO financing arrangements can materially adversely affect our cash flow from operations and our ability to make distributions to our stockholders for the reasons discussed above. Management will continue to consider projections regarding our taxable income and liquidity position and decisions regarding future dividends are subject to the review and approval of our board of directors.

Volatile Interest Rate Environment

Interest rates have experienced significant volatility during 2008 and 2007. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. While we generally seek to match fund the duration of our assets and liabilities to lock in a spread between the yields on our assets and the cost of our interest-bearing liabilities, changes in the general level of interest rates may affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our investment strategy and the value of our assets.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of the related borrowings. During 2008, we have been and may continue to be impacted by significant changes in interest rates that occur during relatively short periods of time. The quarterly or monthly interest rate reset date on a portion of our consolidated TruPS and MBS assets is not the same as the quarterly or monthly interest rate reset date on a portion of our liabilities, which is typically a five to ten day period. As a result of the interest rate reset date timing difference and significant interest rate changes during short periods of time during 2008, our net investment income has been significantly impacted. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income.

As of December 31, 2008, we had a $859.8 million residential mortgage portfolio, which was heavily concentrated in 5/1, 7/1 and 10/1 hybrid adjustable rate mortgages that bear fixed interest rates for an initial period and thereafter bear floating interest rates. Our investments in TruPS and subordinated debentures are primarily held by our consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of our fixed-rate securities are hybrid instruments, which convert to floating rate securities after a five, seven or ten-year fixed-rate period. We have financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which our investments in securities are paid at a fixed rate. Our investments in MBS are financed with CDO notes payable that bear a floating interest rate and a portion of our collateral securities pay a fixed rate, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt. By using this hedging strategy, we believe we have mitigated a significant amount of interest rate volatility risk during the fixed-rate period of our investments in securities. A simultaneous increase or decrease in interest rates will generally not impact the net investment income generated by our investments in securities, except for the interest rate reset date timing difference described above. Therefore, our net investment income will be subject to an increase or decrease in the event there is a fluctuation in interest rates between the period which the assets and liabilities reprice (typically a five to ten day period). However, an increase or decrease in interest rates will affect the fair value of our investments in securities, which will generally be reflected in our financial statements as changes in fair value of investments in debt securities and loans and non-recourse indebtedness. See “Item 1A—Risk Factors—Business Risks—Our hedging transactions may not completely insulate us from interest rate risk, which may cause greater volatility in our earnings” and “Item 1A—Risk Factors—Business Risks—Complying with REIT requirements may limit our ability to hedge effectively.”

Critical Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform with the current period presentation.

Retrospective Adjustments Related to Adoption of Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated financial statements; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests. The adoption of SFAS No. 160 did not have an impact on net income (loss) for any prior periods.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible, unsecured debt borrowing rate when interest cost is recognized. The equity component is presented in parent stockholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires companies to retroactively apply the requirements of the pronouncement to all periods presented. As of January 1, 2009, the Company adopted FSP APB 14-1 and the consolidated financial statements as of and for the year ended December 31, 2008 have been retroactively restated for the adoption, which resulted in an increase to the Company’s net loss of $1.6 million, or $0.03 per diluted share, and a $2.2 million increase to parent stockholders’ equity at January 1, 2008.

Principles of Consolidation

The consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries and those entities for which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”) on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income (loss) attributable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests in subsidiaries on the consolidated balance sheets.

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a VIE, and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE in accordance with FIN 46R. The Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or potentially the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur. If the Company determines that it is no longer the primary beneficiary of a VIE, the deconsolidation of the VIE is accounted for as a sale of the entity for no proceeds.

The Company has determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. The acquisition of TruPS issued by Trust VIEs may be initially financed directly by CDOs, through on-balance sheet warehouse facilities or through off-balance sheet warehouse facilities. Under the TruPS-related off-balance sheet warehouse agreements, the Company usually deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s consolidated financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value by creating a three-level fair value hierarchy that ranks the quality and reliability of information used to determine fair value, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 also defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about what assumptions market participants would use in pricing the financial instrument developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

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Level 1: Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Financial instruments utilizing Level 1 inputs generally include exchange-traded equity securities listed in active markets and most U.S. Government securities.

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Level 2: Valuations based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Financial instruments utilizing Level 2 inputs generally include certain mortgage-backed securities, or MBS, and corporate debt securities and certain financial instruments classified as derivatives, including interest rate swap contracts and credit default swaps, where fair value is based on observable market inputs.

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Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial instruments utilizing Level 3 inputs generally include investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable.

The fair value of the Company’s financial instruments is generally based on observable market prices or inputs or derived from such prices or inputs, provided that such information is available. When quoted market prices are not available because certain financial instruments do not actively trade in the public markets, fair value is based on comparisons to similar instruments or from internal valuation models.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, its age, whether the financial instrument is traded on an active exchange or in the secondary market, the current market conditions, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that the Company and others are willing to pay for an asset. Ask prices represent the lowest price that the Company and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, the Company does not require that fair value always be a predetermined point in the bid-ask range. The Company’s policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in the Company’s best estimate of fair value.

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. In accordance with SFAS No. 157, the impact of the Company’s own credit and creditworthiness of consolidated CDOs is also considered when measuring the fair value of liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Financial instruments that are generally classified in Level 3 of the fair value hierarchy primarily consist of investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable. The valuation techniques used for those financial instruments classified in Level 3 are described below.

TruPS and TruPS Security-Related Receivables: The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. Fair value is determined based on discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data.

MBS: The fair value of investments in MBS is determined based on external price and spread data. When position-specific external price data are not observable, the valuation is based on prices of comparable bonds.

CDO Notes Payable: The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities, and became effective for the Company on January 1, 2008. The Company elected to apply the fair value option for its investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. The Company has elected the fair value option for these instruments to enhance the transparency of its financial condition. The transition adjustment to beginning accumulated deficit that was recorded as of January 1, 2008 due to the adoption of SFAS No. 159 was an increase to retained earnings of $1.1 billion. The following table presents information about the eligible instruments for which the Company elected the fair value option and for which transition adjustments were recorded as of January 1, 2008 (amounts in thousands):

Financial Instrument Description	Carrying Value at January 1, 2008 (Before Adoption of SFAS No. 159)	Transition Adjustment to Accumulated Deficit Increase/(Decrease)		Carrying Value at January 1, 2008 (After Adoption of SFAS No. 159)
Assets:
TruPS and subordinated debentures	$3,793,930	$(924,052	)(1)	$3,793,930
TruPS security-related receivables	740,342	(113,123)		627,219
MBS	2,091,007	(554,171	)(1)	2,091,007
Liabilities:
TruPS CDO notes payable	4,924,033	838,109	(2)	4,085,924
MBS CDO notes payable	3,852,838	1,804,175	(3)	2,048,662
TruPS obligations	382,600	79,005		303,595

Cumulative effect of the adoption		1,129,943
Noncontrolling interest allocation of cumulative adjustment		(22,737)

Cumulative effect of the adoption to accumulated deficit (4)		1,107,206
Adjustments related to other comprehensive loss		1,478,223

Cumulative effect of the adoption to parent stockholders’ equity		$2,585,429

(1)	Prior to January 1, 2008, TruPS and subordinated debentures and MBS were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option for these securities did not change their carrying value and resulted in a reclassification from accumulated other comprehensive loss to beginning accumulated deficit.
(2)	Includes write-off of deferred issuance costs of $76.9 million.
(3)	Includes write-off of deferred issuance costs of $21.0 million.
(4)	Amount includes $1.9 million of a deferred tax asset recorded upon adoption of SFAS No. 159.

Investments

The Company invests primarily in TruPS and MBS debt securities, residential and commercial mortgage portfolios, and leveraged loans and may invest in other types of real estate-related assets. The Company accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of investments subsequent to the adoption of SFAS No. 157 is described above. A discussion of the treatment of available-for-sale securities prior to the adoption of SFAS No. 157 is set forth below. Fair value of investments is based on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, based on comparisons to similar instruments or from internal pricing models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions. Upon the sale of a security, the realized gain or loss is computed on a specific identification basis and is recorded as a component of earnings in the respective period.

Effective January 1, 2008, the Company classifies its investments in TruPS and MBS as trading securities (see “Fair Value of Financial Instruments”). These investments are carried at estimated fair value, with changes in fair value of these instruments reported in income. Unamortized premiums and discounts on trading securities that are highly rated are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., subordinate tranches of MBS), unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. Actual prepayment and credit loss experience are reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Effective January 1, 2008, the Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates at fair value, with changes in fair value of these instruments reported in income. These Trust VIEs have no ability to sell, pledge, transfer or otherwise encumber a company or the assets of a company until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria as a secured financing under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as secured loans at fair value. The Company’s investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement.

Effective January 1, 2008, the Company is not classifying any of its investments as available-for-sale. As it relates to available-for-sale securities prior to the adoption of SFAS No. 159, the Company exercised judgment to determine whether an investment security had sustained an other-than-temporary decline in fair value. If the Company determined that an investment security had sustained an other-than-temporary decline in its fair value, the investment security was written down to its fair value by a charge to earnings, and the Company established a new cost basis for the investment. The Company’s evaluation of an other-than-temporary decline was dependent on specific facts and circumstances relating to the particular investment. Factors that the Company considered in determining whether an other-than-temporary decline in fair value had occurred included, but are not limited to: the estimated fair value of the investment in relation to its cost basis; the length of time the security had a decline in estimated fair value below its amortized cost; the financial condition of the related entity and industry events; changes in estimated cash flows from the investment; external credit ratings and recent downgrades of such credit ratings; and the intent and ability of the Company to hold the investment for a sufficient period of time to allow for recovery in the fair value of the investment. For MBS that are not of high credit quality at acquisition, the Company performed impairment analyses in accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF No. 99-20”). When adverse changes in estimated cash flows occur as a result of actual or expected prepayment and credit loss experience, an other-than-temporary impairment was deemed to have occurred. Accordingly, the security was written down to fair value, and the loss is recognized in current earnings. The cost basis adjustment for other-than-temporary impairment is recoverable only upon sale or maturity of the security.

The Company accounts for its investments in residential and commercial mortgages and leveraged loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income over the terms of the loans using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”).

The Company maintains an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, including historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses may be established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as the Company believes that scheduled debt service payments may not be paid when contractually due or the loan becomes greater than 90 days delinquent. While on non-accrual status, interest income is recognized only upon actual receipt.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. If the fair value of a loan is less than its cost basis, a valuation adjustment is recognized in the consolidated statement of operations and the loan’s carrying value is adjusted accordingly. The valuation adjustment may be recovered in the event the fair value increases, which is also recognized in the consolidated statement of operations.

Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financing arrangements. Transfers of financial assets that result in sale accounting are those in which (a) the transfer legally isolates the transferred assets from the transferor, (b) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (c) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet each of these criteria, the transfer is accounted for as a financing arrangement. Dispositions of financial assets that are treated as sales are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Dispositions of financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as secured borrowings and no gain or loss is recognized.

Revenue Recognition

The Company recognizes interest income from investments in debt and other securities, residential and commercial mortgages, and leveraged loans over the estimated life of the underlying financial instruments on an estimated yield to maturity basis.

In accordance with EITF No. 99-20, the Company recognizes interest income from purchased interests in certain financial assets, including certain subordinated MBS, on an estimated effective yield to maturity basis.

Management estimates the current yield on the reference amount of the investment based on estimated cash flows after considering prepayment and credit loss expectations. The adjusted yield is then applied prospectively to recognize interest income for the next reporting period.

Derivative Instruments

The Company uses derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with its borrowings. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. Derivatives qualifying and designated as cash-flow hedges are evaluated at inception and at subsequent balance sheet dates in order to determine whether they qualify for hedge accounting under SFAS No. 133. The hedge instrument must be highly effective in achieving offsetting changes in cash flows of the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings. Realized gains and losses on terminated contracts that were designated as hedges are maintained in accumulated other comprehensive income or loss and amortized into the consolidated statement of income over the contractual life of the terminated contract unless it is probable that the forecasted transaction will not occur. In that case, the gain or loss in accumulated other comprehensive income or loss is reclassified to realized gain or loss in the consolidated statement of income. The Company had no instruments designated as hedges during the year ended December 31, 2008.

The Company may also enter into derivatives that do not qualify for hedge accounting or for which the Company may not elect hedge accounting, including interest rate swaps, interest rate caps and floors, credit default and total return swaps, under SFAS No. 133. These derivatives are carried at their fair value with changes in fair value reflected in the consolidated statement of income. The fair value of credit default swaps is based on quotations from third-party brokers.

Accounting for Off-Balance Sheet Arrangements

The Company may maintain certain warehouse financing arrangements with various investment banks that are accounted for as off-balance sheet arrangements. The Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Company is typically required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because the collateral assets are maintained on the balance sheet of the warehouse providers. However, since the Company holds an implicit variable interest in many entities funded under its TruPS-related warehouse facilities, the Company often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. The Company records the cash collateral as warehouse deposits in its financial statements. The net amount earned from these warehouse facilities and any obligation associated with the warehouse arrangement are considered free-standing derivatives and are recorded at fair value in the financial statements with changes in fair value reflected in earnings in the respective period.

Income Taxes

For tax purposes, Sunset is deemed to have acquired Alesco Financial Trust on October 6, 2006. Sunset elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and subsequent to the merger the Company continues to comply with these requirements. Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income, distribution and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurances that these criteria will continue to be met in subsequent periods.

The Company maintains domestic taxable REIT subsidiaries (“TRSs”), which may be subject to U.S. federal, state and local income taxes. Current and deferred taxes are provided for on the portion of earnings (losses) recognized by the Company with respect to its interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets and recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of income.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company.

Goodwill

Goodwill on the Company’s consolidated balance sheet represents the amounts paid in excess of the fair value of the net assets acquired from business acquisitions accounted for under SFAS No. 141, “Business Combinations.” Pursuant to SFAS No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized to expense but rather is analyzed for impairment. The Company measures its goodwill for impairment on an annual basis or when events indicate that goodwill may be impaired. During the year ended December 31, 2008, the Company determined that the $5.0 million of goodwill recorded on its balance sheet was impaired, and as a result the Company recorded a $5.0 million impairment loss in the statement of income. As of December 31, 2008, there is no goodwill or other intangible assets recorded on the Company’s balance sheet.

Share-Based Payment

The Company accounts for share-based compensation issued to its directors, officers, and to its manager using the fair value based methodology prescribed by SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). Compensation cost related to restricted common stock issued to the independent directors of the Company is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common stock issued to the officers and the manager is initially measured at estimated fair value at the grant date, and is re-measured on subsequent dates to the extent the awards are unvested, and is amortized and expensed over the vesting period on a straight-line basis.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS No. 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for fiscal years beginning after November 15, 2008. Management is currently evaluating the impact that this statement may have on our consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As of January 1, 2009, the Company adopted FSP EITF 03-6-1 and the adoption did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified the consensus reached by the EITF on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock “ (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting EITF No. 07-5.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. FSP FAS 133-1 and FIN 45-4 will be effective for the Company’s fiscal 2008 annual consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of FASB Statement No. 157, “Fair Value Measurements,” in a market that is not active. FSP FAS 157-3 is effective October 10, 2008, and for prior periods for which financial statements have not been issued. The adoption of FSP FAS 157-3 did not have a material effect on our consolidated financial statements.

In September 2008, the FASB issued for comment revisions to SFAS No. 140 and FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities.” The changes proposed include a removal of the scope exemption from FIN 46R for qualifying special purpose entities, or QSPEs, a revision of the current risks and rewards-based FIN 46R consolidation model to a qualitative model based on control and a requirement that consolidation of VIEs be re-evaluated on an ongoing basis. Although the revised standards have not yet been finalized, these changes may have a significant impact on the Company’s consolidated financial statements as the Company may be required to deconsolidate certain assets and liabilities due to the ongoing evaluation of its primary beneficiary status. In addition, the Company may also be required to consolidate other VIEs that are not currently consolidated based an analysis under the current FIN 46R consolidation model. The proposed revisions would be effective for fiscal years that begin after November 15, 2009.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

Our Investment Portfolio

The following table summarizes our allocation of capital and book value as of December 31, 2008 (amounts in thousands, except share and per share data) (as adjusted):

	Capital Invested as of December 31, 2008 (A)	% of Capital	Book Value as of December 31, 2008 (C)
TruPS investments	$236,234	39%	$27,974
Leveraged loan investments	87,126	14%	(11,488)
Kleros Real Estate MBS investments	90,000	15%	—
Residential mortgages	75,504	13%	37,430
Other investments	27,391	5%	1,168
Total uninvested cash	86,035	14%	86,035

Total investible capital	602,290	100%	141,119
Recourse indebtedness (B)	(76,167)		(76,167)

Total	$526,123		$64,952

Common stock outstanding as of December 31, 2008			59,185,514

Parent stockholders’ equity per share			$1.10

(A)	Represents net cash invested through December 31, 2008.
(B)	Amount is net of our $1.5 million investment in common securities of the trusts that issued our junior subordinated debentures. The $1.5 million is recorded within other assets in our consolidated financial statements.
(C)	The above column allocates our GAAP book value to our various asset classes. Our GAAP book value is impacted by changes in fair value of financial instruments that are estimated by management in accordance with SFAS No. 157. Our consolidated financial statements include the underlying assets and liabilities of CDO entities and other financing arrangements that the Company consolidates pursuant to FIN 46(R). The Company is the primary beneficiary of these entities as a result of its ownership interest in the preference shares or subordinated interests of the respective VIEs. We currently hold the following notional amounts of preference shares or subordinated interests in our consolidated VIEs: $219 million in TruPS CDOs, $48 million in leveraged loan CLOs, $39 million in a leveraged loan warehouse facility, $65 million in a whole-loan mortgage securitization and $90 million in Kleros Real Estate CDOs. Our GAAP book value is determined by applying fair value measurements to the underlying assets and liabilities of each consolidated variable interest entity, which can result in a net asset value that is materially different than the fair value of the preference shares or subordinated interests that we directly own.

TruPS Portfolio. During the year ended December 31, 2008 the Company has recorded losses of $2.8 billion relating to changes in fair value of its investments in TruPS. The Company determined that these changes in fair value resulted from specific issuer credit matters, widening of credit spreads, volatility in interest rates, and other qualitative factors relating to macro-credit conditions. The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. In the absence of observable price quotations, fair value is determined based on discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data. These assets are classified as Level 3 assets.

The portfolio consists of approximately 75% bank related investments and 25% insurance related investments. The terms of each of our long-term CDO financings include limitations on specific issuer concentrations, which typically limit the par value of the underlying collateral securities included in the CDO from any single issuer to no greater than 3%. As of December 31, 2008, we had three issuers with concentrations ranging from 2.2% to 2.4% of our total TruPS investment portfolio par value, which includes the defaulted investment securities of IndyMac Bancorp, and no other issuers were greater than 1.7% of our total TruPS investment portfolio. Additionally, the banks included in our TruPS investment portfolio are concentrated in the following states as of December 31, 2008:

Texas	12.1%
Illinois	9.6%
California	8.1%
Georgia	5.6%
Virginia	4.8%
Others	59.8%

Total	100.0%

As of December 31, 2008, the aggregate principal amount of investments in the 35 TruPS investments that have defaulted or are currently deferring interest payments is $551.0 million, representing approximately 10.7% of the Company’s combined TruPS portfolio. As of December 31, 2008, $250.5 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written off in the Company’s consolidated financial statements. For the year ended December 31, 2008, investment interest income is net of a $20.4 million reserve for interest income related to the $551.0 million of deferring or defaulted securities. Subsequent to December 31, 2008, we have experienced two additional bank deferrals with an aggregate principal amount of $50.0 million, and an additional $38.0 million principal amount of TruPS deferring interest payments as of December 31, 2008 have defaulted.

As of December 31, 2008, the aggregate principal amount of CDO notes payable and trust preferred obligations financing our TruPS portfolio is $5.3 billion and the fair value of these instruments is $1.4 billion. During the year ended December 31, 2008, the Company recorded gains of $2.8 billion relating to changes in the fair value of its TruPS CDO notes payable and trust preferred obligations. The Company determined that these changes in fair value resulted primarily from specific issuer credit matters with the assets that collateralize the liabilities, widening of credit spreads, volatility in interest rates, failure or threat of failure of overcollateralization tests in the CDO structures, general deterioration of pricing on structured debt instruments and other qualitative factors relating to macro-credit conditions. The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market. These liabilities are classified as Level 3 liabilities.

Leveraged Loan Portfolio. We invest in debt obligations of small and mid-sized corporations, partnerships and other entities in the form of participations in first lien and other senior loans and mezzanine loans, which we collectively refer to as leveraged loans because of the high proportion of debt typically in the capital structure of the borrowing entities. As of December 31, 2008, we had investments in approximately $780.3 million of leveraged loans and an allowance for loan losses related to these investments of $26.8 million.

During the year ended December 31, 2008, we increased our allowance for loan losses as a result of an increase in credit risk related to specific borrowers, continued deterioration in macro-credit conditions and the potential impact to the middle-market companies in our portfolio. The current state of the credit markets and the economy in general increases the likelihood of defaults and ratings agency downgrades on the underlying collateral of our CLOs. There can be no assurance that in light of the current markets that we will not experience significant defaults or downgrade activity in our leveraged loan portfolio that may result in the failure of overcollateralization tests.

Residential Mortgage Loans. As of December 31, 2008, we owned approximately $901.5 million aggregate carrying amount of residential mortgage loans, including the loans held directly by us and through our subordinated interests in a securitization trust collateralized by residential mortgage loans. As of December 31, 2008, we have recorded an allowance for loan losses of $41.7 million relating to these residential mortgage loans. As a result of the on-going disruption in the housing market and the downturn in the overall economy, we have recorded significant losses on our residential mortgage loan portfolio, including the loans held directly by us and through our subordinated interests in a securitization trust collateralized by residential mortgage loans. The weighted average origination date for the loans included in our portfolio was July 2006 and the weighted average FICO of our borrowers at origination was 734. The majority of our loans were originated at the end of a period time of unprecedented real estate appreciation to borrowers that were deemed to be prime borrowers. During the past two years the values of the properties securing our loans have materially decreased and the credit quality of our average borrower has also materially decreased. We expect to record further losses on this portfolio as a result of the continuing increase in the unemployment rate, continued home price depreciation, lack of refinancing options for many borrowers and continued deterioration in the general macro economic conditions.

The following table summarizes the delinquency statistics of the Company’s residential mortgage loans (dollar amounts in thousands):

Delinquency Status	Number of Loans	Principal Amount
December 31, 2008:
30 to 60 days	145	$58,742
61 to 90 days	48	21,182
Greater than 90 days	209	82,328

Total	402	$162,252

Additionally, the loans included in our mortgage loan portfolio are concentrated in the following states as of December 31, 2008:

California	47.0%
Florida	8.0%
Arizona	5.5%
Washington	5.1%
Nevada	4.8%
Others	29.6%

Total	100.0%

As of December 31, 2008, the Company had 209 loans that were either greater than 90 days past due or in foreclosure and placed on non-accrual status. During the year ended December 31, 2008, the Company did not recognize approximately $1.8 million of interest income for loans that were either in non-accrual status or classified as REO.

As of December 31, 2008, the Company had foreclosed on 53 residential mortgage loans with a fair value of $14.3 million which is classified as REO. The Company records REO property at fair value within other assets in its consolidated balance sheet. During the year ended December 31, 2008, the Company recorded a charge-off of $8.0 million as a result of foreclosing on these properties.

MBS Portfolio. As of December 31, 2008, we had investments in $458.3 million of MBS. The $458.3 million of MBS collateralize the debt of the three remaining Kleros Real Estate CDOs that we have invested in. Our maximum loss from investments in Kleros Real Estate MBS is limited to our remaining $90 million of invested capital. The CDOs are governed by indentures that provide us with no rights to the CDOs assets and provide the CDO noteholders with no recourse to us in respect of the debt securities issued by the CDOs. We consolidate the three remaining Kleros Real Estate CDOs in accordance with FIN 46(R), which requires that we record the financial position and results of operations of the CDOs in our consolidated financial statements, without consideration that our maximum economic exposure to loss is our remaining $90 million investment. We record the MBS investments and CDO debt at fair value and classify the assets and liabilities as Level 3.

Credit Default Swaps (CDS). During June 2008, the Company sold a subsidiary that owned the remaining $87.5 million notional value of CDS positions for $70.4 million in proceeds (inclusive of the $69.3 million of counterparty margin held as of March 31, 2008). Following the June 2008 sale, the Company no longer holds any investments in CDS.

Recourse Indebtedness. As of December 31, 2008, the Company’s consolidated financial statements included recourse indebtedness of $77.7 million. During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of our contingent convertible debt securities remain outstanding.

None of the Company’s indebtedness subjects the Company to potential margin calls for additional pledges of cash or other assets.

Equity. As of December 31, 2008, the Company’s consolidated financial statements included total equity of $108.0 million, of which $65.0 million is attributable to our common stockholders and $43.0 million is attributable to noncontrolling interests in subsidiaries. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following retrospective changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated balance sheets; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests.

On January 1, 2008, we adopted SFAS No. 159 and elected to apply the fair value option for our investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. The total impact to equity that was recorded as of January 1, 2008 due to the adoption of SFAS No. 159 was a gain of $2.61 billion, of which $22.7 million was attributable to noncontrolling interests in subsidiaries.

Upon the adoption of SFAS No. 159, the changes in the fair values of our MBS and TruPS assets and corresponding liabilities significantly offset each other in our consolidated financial statements. We will continue to reflect the fair value of these financial assets and liabilities at fair value in our balance sheet, with all corresponding changes in fair value recorded in earnings.

Results of Operations

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

Net income (loss) attributable to common stockholders. Our net loss attributable to common stockholders decreased $1.2 billion to approximately ($146.3) million for the year ended December 31, 2008 from a net loss attributable to common stockholders of ($1.3) billion for the year ended December 31, 2007. Our net loss attributable to common stockholders for the year ended December 31, 2008 was primarily attributable to net changes in fair value of financial instruments recorded in earnings subsequent to our adoption of SFAS No. 159, loan loss provisions on our residential mortgage and leveraged loan portfolio, partially offset by gains from the repurchase and retirement of a portion of our convertible debt and net investment income generated by our investments in TruPS, MBS, leveraged loans and residential mortgages. Our net loss attributable to common stockholders for the year ended December 31, 2007 was primarily attributable to impairments on investments of approximately $1.4 billion, net investment income generated by our investments in TruPS, leveraged loans, residential mortgages and MBS, which were offset by the reclassification into the income statement of MBS related cash flow hedging losses that were previously included in accumulated other comprehensive loss.

Net investment income. Our net investment income decreased $30.5 million to $53.1 million for the year ended December 31, 2008 from approximately $83.6 million for the year ended December 31, 2007. The table below summarizes net investment income by investment type for the following periods:

For the Year Ended December 31, 2008

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investments in TruPS	$309,086	$(228,693)	$—	$80,393
Investments in leveraged loans	64,448	(35,216)	(19,910)	9,322
Investments in MBS	118,968	(107,630)	—	11,338
Investments in residential mortgages	59,591	(55,262)	(41,197)	(36,868)
Other investments	1,949	—	—	1,949
Recourse indebtedness	—	(13,034)	—	(13,034)

Total	$554,042	$(439,835)	$(61,107)	$53,100

For the Year Ended December 31, 2007

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investments in TruPS	$353,862	$(293,329)	$—	$60,533
Investments in leveraged loans	62,655	(40,509)	(8,283)	13,863
Investments in MBS	234,535	(218,021)	—	16,514
Investments in residential mortgages	71,310	(65,021)	(7,935)	(1,646)
Other investments	5,094	(314)	—	4,780
Recourse indebtedness	—	(10,441)	—	(10,441)

Total	$727,456	$(627,635)	$(16,218)	$83,603

Our investment interest income decreased $173.5 million to $554.0 million for the year ended December 31, 2008 from $727.5 million for the year ended December 31, 2007. The decrease in investment interest income is attributable to a decrease in the weighted-average coupon rates in our target asset classes from 6.6% for the year ended December 31, 2007 to 5.0% for the year ended December 31, 2008, slightly offset by an increase in the Company’s average investment balances from $10.96 billion for the year ended December 31, 2007 to $10.99 billion for the year ended December 31, 2008.

Our investment interest expense decreased $187.8 million to $439.8 million for the year ended December 31, 2008 from $627.6 million for the year ended December 31, 2007. Upon the adoption of SFAS No. 159, we discontinued hedge accounting for a significant portion of our derivatives and therefore, approximately $34.2 million of periodic net interest payments on these interest rate swaps is no longer recorded within net investment income. Additionally, the decrease in investment interest expense is attributable to a decrease in the weighted-average coupon rate for CDO notes payable from 5.8% as of December 31, 2007 to

4.0% as of December 31, 2008 and a decrease in the Company’s average CDO notes payable from $8.9 billion for the year ended December 31, 2007 to $8.8 billion for the year ended December 31, 2008.

Our provision for loan losses relates to investments in residential mortgages and leveraged loans. The provision for loan losses increased by $44.9 million, to $61.1 million for the year ended December 31, 2008 from $16.2 million for the year ended December 31, 2007. The increase is primarily a result of the continued increases in the number of delinquent residential mortgage loans experienced in 2008 as a result of the turmoil in the housing markets. The 60-plus day delinquencies in our residential mortgage portfolio increased from 3.9% as of December 31, 2007 to 14.8% as of December 31, 2008. Additionally, the increase in our leveraged loan provisioning is primarily the result of continued deterioration in macro-credit conditions and the resulting impact to the middle-market companies that we lend to. We maintain an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of estimated losses and inherent risks in the portfolios. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

Expenses. Our non-investment expenses increased by $5.0 million to $34.2 million for the year ended December 31, 2008 from $29.2 million for the year ended December 31, 2007. During the same periods, these non-investment expenses consisted of related party management compensation of $19.6 million and $17.3 million, respectively, and general and administrative expenses of $14.6 million and $11.9 million, respectively. During the year ended December 31, 2008 and 2007, the Company incurred base and incentive management fees, net of asset management fee credits, of $2.7 million and $0, respectively. The $2.7 million of net fees earned by the manager were primarily the result of the $43.9 million gain on extinguishment of debt recorded during the three months ended September 30, 2008. The Company recognized stock-based compensation expense related to shares of restricted common stock granted to the officers of the Company and key employees of the manager and Cohen & Company of $0.9 million and $1.8 million during the years ended December 31, 2008 and 2007, respectively.

During the years ended December 31, 2008 and 2007, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen & Company of $16.0 million and $15.5 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that Cohen & Company provides for CDOs. The increase in related party management compensation is primarily attributable to the increase in investments financed through CDO transactions and the collateral manager fees incurred by these consolidated CDO entities, partially offset by the decrease in CDO collateral manager fees resulting from the $551.0 million of defaulted and deferring TruPS CDO collateral.

Our general and administrative expenses are primarily attributable to professional service expenses, including legal services, CDO trustee compensation, rating agency fees, audit and audit-related fees, tax compliance services, and consulting fees relating to Sarbanes-Oxley compliance.

Interest and other income. Our interest and other income decreased by $14.6 million to $3.9 million for the year ended December 31, 2008 from $18.5 million for the year ended December 31, 2007. This decrease is primarily attributable to $12.3 million in reduced interest earned on cash deposits with financial institutions and interest earned on restricted cash of our consolidated CDO entities. The average total unrestricted and restricted cash balance decreased from $359.0 million for the year ended December 31, 2007 to $175.6 million for the year ended December 31, 2008, while the average interest rate earned on cash decreased from 5.2% to 2.2% over the same period. Additionally, during the year ended December 31, 2007, the Company received a one-time capital commitment fee of $1.2 million from Cohen & Company for its services as first loss provider during the warehouse period.

Net change in fair value of investments in debt securities and non-recourse indebtedness. On January 1, 2008, we adopted SFAS No. 159 and elected to apply the fair value option for our investments in TruPS and

TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. During the year ended December 31, 2008, the net change in fair value of investments in debt securities and loans and non-recourse indebtedness was a $30.5 million gain. The net change in fair value is comprised of approximately $4.18 billion of losses recorded on our investments in debt securities and loans, which was offset by approximately $4.21 billion of gains recorded on liabilities.

Net change in fair value of derivative contracts. During the years ended December 31, 2008 and 2007, we recorded a net change in fair value of derivative contracts of $(242.1) million and $80.7 million, respectively. Upon the adoption of FAS No. 159, we discontinued hedge accounting on a significant portion of our interest rate swaps and therefore all changes in fair value of these interest rate swaps are recorded in earnings. The change in fair value during the year ended December 31, 2008 is primarily attributable to a $257.5 million loss on interest rate swap contracts, which is partially offset by a $17.1 million gain on our CDS positions. The interest rate swap losses described above were impacted by the reclassification to the income statement of $48.6 million of MBS related cash flow hedge losses that were previously recorded in accumulated other comprehensive loss. The reclassifications resulted from our determination that the forecasted transactions that the instruments hedge are no longer probable of occurring due to the likelihood of or actual liquidation of our Kleros Real Estate I, II , III, and IV portfolios. The change in fair value during the year ended December 31, 2007 is primarily attributable to a $84.3 million gain on CDS positions.

Credit default swap premiums. As described above, we previously held CDS positions. During the year ended December 31, 2008 and the year ended December 31, 2007, we recorded credit default swap premiums on our CDS positions of $2.9 million and $3.2 million, respectively

Impairments on investments and intangible assets. Our impairments on investments and intangible assets decreased by $1.4 billion to $8.4 million for the year ended December 31, 2008 from $1.4 billion for the year ended December 31, 2007. The impairments on investments and intangible assets for the year ended December 31, 2008 is attributable to impairments of our goodwill of $5.0 million, $1.2 million of write-downs of REO property and $2.2 million of impairments on other investments. During the year ended December 31, 2007, the Company recorded other-than-temporary impairments of $1.3 billion in its consolidated MBS portfolio, recorded a $41.4 million impairment on other non-consolidated CDO investments that are primarily collateralized by MBS, and recorded $18.1 million of other-than-temporary impairments of certain assets underlying our TruPS portfolio.

Gain/(loss) on disposition of consolidated entities. During the year ended December 31, 2008, the Company sold a subsidiary that owned the remaining $87.5 million notional value of CDS positions for $70.4 million in proceeds. The Company recorded a net loss upon disposition of the consolidated subsidiary of ($5.6) million. Following the June 2008 sale, the Company no longer holds any investments in CDS. During the year ended December 31, 2007, the Company recorded a gain on disposition of consolidated entities of $11.0 million related to a TruPS warehouse arrangement through a VIE. On September 29, 2007, the VIE received notice it was in default and the VIE was deconsolidated from the Company’s consolidated financial statements as the Company was no longer the primary beneficiary of the VIE.

Gain on repurchase of debt. During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of our contingent convertible debt securities remains outstanding.

Net realized loss on sale of assets. During the year ended December 31, 2008, the Company recorded losses on the sale of assets of approximately $12.9 million. These losses are attributable to the sale of leveraged loans, TruPS, and MBS during the period, for which losses were recorded of $1.4 million, $2.2 million, and $0.8 million, respectively, and a $8.5 million realized loss on the sale of property included in the residential mortgage portfolio. During the year ended December 31, 2007, the Company recorded losses on the sale of assets of approximately $16.2 million. These losses were attributable to the sale of adjustable rate residential mortgages and investment securities in CDO entities collateralized by MBS at a loss of $2.0 million and $2.4 million, respectively, as well as an $11.2 million loss on the disposition of TruPS assets included in a VIE which was deconsolidated and accounted for as a sale.

Net income attributable to noncontrolling interests. Net income attributable to noncontrolling interests represents the portion of net income generated by consolidated entities that are not attributable to our ownership interest in those entities. Net income attributable to noncontrolling interests decreased $9.2 million to $10.5 million for the year ended December 31, 2008 as compared to $19.7 million for the year ended December 31, 2007. This decrease is primarily attributable to the noncontrolling interest impact of the net change in fair value of financial instruments, which is partially offset by the allocation of net investment income and other expenses of our consolidated CDO entities to noncontrolling interest holders.

Benefit/(Provision) for income taxes. Our domestic TRSs are subject to U.S. federal and state income and franchise taxes. An income tax benefit was recorded of $26.2 million relating to changes in fair value of financial instruments and net operating loss carryforwards from on-balance sheet warehouse facilities for the year ended December 31, 2008. An income tax provision of $2.3 million was recorded for the year ended December 31, 2007 related to increased earnings generated at our domestic TRSs and tax provision of undistributed earnings of the REIT.

During the year ended December 31, 2008, we recorded a valuation allowance of $13.5 million related to our inability to utilize certain federal net operating losses.

The Company’s domestic TRSs had federal net operating loss carryforwards for which a deferred tax asset of $38.6 million and $1.1 million was recorded as of December 31, 2008 and 2007, respectively. These carryforwards are subject to annual limitations and will expire in 2028. The Company believes that the realization of the recognized net deferred tax asset of $25.0 million (after valuation allowance) is more likely than not based on expectations as to future taxable income in the jurisdictions in which it operates.

In addition, the Company (excluding the domestic TRSs) has capital loss carryforwards of approximately $10.6 million, which expire in the tax year ending December 31, 2011, and net operating loss carryforwards of approximately $42.6 million, which expire in the tax year ending December 31, 2028. The Company has not recorded a tax benefit as of December 31, 2008 on either the capital loss carryforwards or the net operating loss carryforwards as the Company is not subject to U.S. federal income tax as long as the Company maintains its qualification to be taxed as a REIT.

Comparison of the Year Ended December 31, 2007 to the Period from January 31, 2006 through December 31, 2006

Net income(loss) attributable to common stockholders. Our net income attributable to common stockholders decreased $1.3 billion to a net loss attributable to common stockholders of approximately ($1.3) billion for the year ended December 31, 2007 from net income attributable to common stockholders of $22.0 million for the period from January 31, 2006 through December 31, 2006. Our net loss attributable to common stockholders for the year ended December 31, 2007 was primarily attributable to impairments on investments of approximately $1.4 billion, which were offset by net investment income generated by our investments in TruPS, MBS, leveraged loans and residential mortgages, and realized gains on derivative contracts. Our net income attributable to common stockholders for the period from January 31, 2006 through December 31, 2006 was primarily attributable to net investment income generated by our investments in TruPS, leveraged loans, residential mortgages and MBS.

Net investment income. Our net investment income increased $58.0 million to $83.6 million for the year ended December 31, 2007 from approximately $25.6 million for the period from January 31, 2006 through December 31, 2006. The table below summarizes net investment income by investment type for the following periods:

For the Year Ended December 31, 2007

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investment in TruPS	$353,862	$(293,329)	$—	$60,533
Investments in Leveraged Loans	62,655	(40,509)	(8,283)	13,863
Investments in Mortgage-Backed Securities	234,535	(218,021)	—	16,514
Investments in Residential/Commercial Mortgages	71,310	(65,021)	(7,935)	(1,646)
Other CDO investments	5,094	(314)	—	4,780
Recourse indebtedness	—	(10,441)	—	(10,441)

Total	$727,456	$(627,635)	$(16,218)	$83,603

For the Period from January 31, 2006 Through December 31, 2006

Investment Type	Investment Interest Income	Investment Interest Expense	Provision for Loan Losses	Net Investment Income
	(in thousands)
Investment in TruPS	$107,107	$(92,206)	$—	$14,901
Investments in Leveraged Loans	17,754	(11,559)	(1,606)	4,589
Investments in Mortgage-Backed Securities	71,897	(65,822)	—	6,075
Investments in Residential/Commercial Mortgages	18,425	(17,948)	(332)	145
Other CDO investments	430	(117)	—	313
Recourse indebtedness	—	(469)	—	(469)

Total	$215,613	$(188,121)	$(1,938)	$25,554

Our investment interest income increased $511.9 million to $727.5 million for the year ended December 31, 2007 from $215.6 million for the period from January 31, 2006 through December 31, 2006. The increase in investment interest income is attributable to an increase in the amount of interest earning assets in our target asset classes for 2007 compared to 2006. We had total investments at fair value in our target asset classes of $8.5 billion as of December 31, 2007 as compared to $10.0 billion as of December 31, 2006. Although the fair value of interest earning assets decreased $1.5 billion since December 31, 2006, we closed three securitization transactions during the fourth quarter of 2006 which increased our interest earning assets by $2.3 billion.

Our investment interest expense increased $439.5 million to $627.6 million for the year ended December 31, 2007 from $188.1 million for the period from January 31, 2006 through December 31, 2006. The increase in investment interest expense is attributable to the $1.1 billion increase in interest bearing liabilities that are financing our interest earning assets acquired since December 31, 2006. We had total indebtedness of $11.1 billion as of December 31, 2007 as compared to $10.0 billion as of December 31, 2006.

Our provision for loan losses relates to investments in residential and commercial mortgages and leveraged loans. The provision for loan losses increased by $14.3 million, to $16.2 million for the year ended December 31, 2007 from $1.9 million for the period from January 31, 2006 through December 31, 2006. We maintain an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of estimated losses and inherent risks in the portfolios. Specific allowances for losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

Expenses. Our non-investment expenses increased by $19.1 million to $29.2 million for the year ended December 31, 2007 from $10.1 million for the period from January 31, 2006 through December 31, 2006. During the same periods, these non-investment expenses consisted of related party management compensation of $17.3 million and $6.3 million, respectively, and general and administrative expenses of $11.9 million and $3.8 million, respectively. During the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, the Company incurred base and incentive management fees, net of asset management fee credits of $0 and $0.8 million, respectively. The Company recognized stock-based compensation expense related to shares of restricted common stock granted to the officers of the Company and key employees of the manager and Cohen & Company of $1.8 million and $0.8 million during the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, respectively.

During the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen & Company of $15.5 million and $4.4 million, respectively. The collateral management fees are expenses of consolidated CDO entities and relate to the on-going collateral management services that Cohen & Company provides for CDOs. The increase in related party management compensation is primarily attributable to the increase in investments financed through CDO transactions and the collateral manager fees incurred by these consolidated CDO entities. We expect that non-investment expenses may increase as we continue to increase our operations.

Our general and administrative expenses are primarily attributable to professional service expenses, including legal services, audit and audit-related fees, tax compliance services, and consulting fees relating to Sarbanes-Oxley compliance.

Interest and other income. Our interest and other income increased by $12.7 million to $18.5 million for the year ended December 31, 2007 from $5.8 million for the period from January 31, 2006 through December 31, 2006. This increase is primarily attributable to $11.2 million of additional interest earned on increased amounts of cash held on deposit with financial institutions and interest earned on restricted cash of our consolidated CDO entities. Additionally, during the year ended December 31, 2007, the Company entered into a warehouse risk-sharing agreement with a third party investment bank for short term investment purposes. The warehouse risk-sharing agreement terminated during the period as a result of the transfer of accumulated warehoused ABS to a CDO that was structured by Cohen & Company and its affiliates. The Company did not purchase an interest in the CDO transaction, although in consideration of the benefits that Cohen & Company and its affiliates received upon the closing of the ABS CDO, Cohen & Company paid a one-time capital commitment fee of $1.2 million to the Company for its services as first loss provider during the warehouse period.

Realized gain on interest rate swaps. During the year ended December 31, 2007, the Company realized a $0.5 million loss on a warehouse financing arrangement relating to off-balance sheet MBS assets that were acquired during the second quarter. Additionally, during the year ended December 31, 2007, we recorded $3.5 million of gains as a result of the termination of interest rate swap contracts in connection with the sale of investments in residential mortgages and losses of $1.0 million as a result of the termination of interest rate swap contracts in connection with the deconsolidation of two on-balance sheet warehouse facilities. During the period from January 31, 2006 through December 31, 2006, the Company realized $7.7 million of gains on derivative contracts. The gains consisted of $6.8 million realized as a result of the Company’s termination of its MBS credit agreement and $0.9 million realized as a result of terminating an interest rate swap contract in connection with the residential mortgage loan sale. The Company has accounted for the interest rate swap contracts entered into by the lender of the MBS credit agreement as an embedded derivative within the consolidated financial statements. These amounts were reclassified from unrealized gains on interest rate swaps during the year ending December 31, 2006 as a result of the termination of the respective interest rate swap contracts.

Unrealized gain (loss) on interest rate swaps. During the year ended December 31, 2007 and the period from January 31, 2006 through December 31, 2006, we recorded an unrealized gain (loss) on interest rate swaps of $(5.7) million and $1.7 million, respectively. Certain of our interest rate swap contracts were not designated as interest rate hedges at inception; therefore, the change in fair value during the period in which the interest rate swap contracts are not designated as hedges is recorded as an unrealized gain on interest rate swaps in the statement of income (loss).

Realized and unrealized gains on credit default swaps. During the year ended December 31, 2007, we purchased CDS contracts that are referenced to certain MBS and CDOs that are trading in the public markets. To date, we hold $95.9 million notional amount of CDS contracts. The risk management objective of the CDS contracts is to potentially offset losses on MBS held in our consolidated CDO entities. Under the terms of the CDS, we agree to make periodic payments, usually ratably over the swap term, in exchange for the agreement by the other counterparty to pay an agreed upon value for a debt instrument of a specified issuer, should the issuer enter into an event of default as defined in each particular CDS contract during the swap term. During the year ended December 31, 2007, the Company recorded $67.0 million of unrealized gains and $17.3 million of realized gains on CDS contracts within its consolidated financial statements.

Gain on freestanding derivatives. During the year ended December 31, 2007, the Company recognized a $(1.8) million loss on an off-balance sheet warehouse facility. The loss was due to the decline in fair value of the TruPS assets accumulated on the warehouse facility and the amount represented one-hundred percent of the Company’s first loss deposit and accrued but not paid earnings on the warehouse arrangements. This loss was offset by $1.9 million of gains on freestanding derivatives relating to our interests in other off-balance sheet warehouses during the year. During 2006, free-standing derivative income of $2.1 million was generated by the difference between the interest earned on the investments and the interest charged by the warehouse provider from the dates on which the respective investments were acquired.

Impairments on investments. During the year ended December 31, 2007, the Company recorded other-than-temporary impairments of $1.3 billion relating to its MBS investments and $41.4 million of other CDO investments that are primarily collateralized by MBS. The Company recorded other-than-temporary impairments primarily because of significant increases in the estimated cumulative default rates of the underlying collateral of the respective MBS, which resulted in significant decreases to the Company’s estimates of the future cash flows of the respective MBS. During the twelve-months ended December 31, 2007, we also recorded an $18.1 million other-than-temporary impairment of certain assets underlying our TruPS portfolio. The other-than-temporary impairments relate to two banks that deferred on their interest payments during the period. Although the TruPS allow for deferral of interest, we recorded other-than-temporary impairments due to the deterioration of the banks’ financial condition. Other-than-temporary impairments are recorded within impairment on investments in the consolidated statement of income/(loss).

During the year ended December 31, 2007, the Company recognized a $2.7 million impairment of a first-loss warehouse deposit that was held by a consolidated VIE. The first-loss deposit related to a TruPS warehouse arrangement that the Company entered into during the first quarter of 2007. The Company contributed the first-loss deposit amount to a special purpose entity or VIE that in turn pledged the cash to an investment bank in connection with the warehouse arrangement. The VIE received notice that on September 29, 2007 it was in default on the terms of the warehouse arrangement and that the VIE and the Company no longer had decision making rights with respect to the exit strategy of the assets accumulated in the warehouse. The stated maturity date of the warehouse agreement was September 29, 2007. As of September 29, 2007, the Company has deconsolidated this VIE from its consolidated financial statements because the Company is no longer the primary beneficiary of the VIE. The Company accounted for the deconsolidation of the VIE as a sale of the net assets of the entity and recorded a $10.3 million gain on disposition of a consolidated investment. Additionally, upon determining that the deconsolidation of the assets of the VIE will be accounted for as a sale, the Company recognized an $11.2 million realized loss on the disposition of TruPS assets included in the VIE. The net cash and economic impact of this transaction was the loss of $2.7 million which includes the first-loss deposit and accrued but unpaid interest.

Realized loss on sale of investments. During the year ended December 31, 2007, we recorded losses on the sale of investments of approximately $16.2 million. During the period, we sold $516.2 million of adjustable rate residential mortgages at a loss of $2.0 million. Additionally, during the period our consolidated CDO entities that are collateralized by MBS sold $998.6 million of investment securities and realized a net loss of $13.6 million. During the period from January 31, 2006 through December 31, 2006, we recorded losses on investments of approximately $2.3 million. During June 2006, we sold $87.0 million of 7/1 adjustable rate residential mortgages at a loss of $0.9 million. In connection with the sale of the residential mortgages we terminated an interest rate swap contract and recorded a gain of $0.9 million in earnings.

Additionally, during the fourth quarter of 2006, two of our consolidated CDO entities that are collateralized by MBS sold $43.9 million of investment securities and realized a loss of $1.1 million.

Net income attributable to noncontrolling interests. Net income attributable to noncontrolling interests represents the portion of net income generated by consolidated entities that are not attributable to our ownership interest in those entities. Net income attributable to noncontrolling interests increased $12.1 million to $19.7 million for the year ended December 31, 2007 as compared to $7.6 million for the period from January 31, 2006 through December 31, 2006. This increase is primarily attributable to our investment in additional CDO transactions. Our ownership of consolidated CDOs ranged from 55.0% to 80.0% of the preferred shares issued by each CDO.

Provision for income taxes. Our domestic TRSs are subject to U.S. federal and state income and franchise taxes. Provision for income taxes increased approximately $1.5 million to approximately $2.3 million for the year ended December 31, 2007 as compared to approximately $0.8 million for the period from January 31, 2006 through December 31, 2006. This increase is primarily attributable to increased earning at our domestic TRSs and tax provision on undistributed earnings of the REIT.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay dividends and other general business needs. We believe our available cash balances and cash flows from operations will be sufficient to fund our currently anticipated liquidity requirements for the next twelve months, but our ability to grow our business will be limited by our ability to obtain future financing. In addition, our liquidity could be adversely affected by a decline in our stock price, as discussed below. Management has evaluated our current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands.

We are currently financing our TruPS, MBS and leveraged loan portfolio with a warehouse facility and CDO notes payable. As of December 31, 2008, the Company is not financing any investments with short-term repurchase agreements that subject the Company to margin calls or potential recourse obligations in excess of posted first loss deposits. We currently have no commitments for any additional financings, and we may not be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we fail to obtain needed additional financing, the pace of our growth would be adversely affected. Furthermore we are party to a derivative contract that may subject us to margin calls in the event the Class A-1 notes of the Alesco XIV CDO are downgraded below “AAA”. Subsequent to December 31, 2008, the Class A-1 Notes of the Alesco XIV CDO were downgraded to “A+” and as a result we will be required to post approximately $2.2 million of margin collateral.

On October 10, 2008, we were notified by the NYSE that we were not in compliance with an NYSE continued listing standard applicable to our common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, we notified the NYSE of our intent to cure this deficiency. Under the NYSE rules, we have six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If we are not compliant by that date, our common stock will be subject to suspension and delisting by the NYSE. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse split of its common stock. Our common stock remains listed on the NYSE under the symbol “AFN.” The NYSE’s continued listing standards also require that our average market capitalization be at least $25 million over any 30 consecutive trading day period and that we maintain our REIT status. On February 26, 2009, the NYSE submitted to the SEC an immediately effective rule filing which suspends the NYSE’s $1 minimum price requirement on a temporary basis, initially through June 30, 2009. Further, the filing also extends until the same date the NYSE’s current easing of the average global market capitalization standard from $25 million to $15 million. In addition to being delisted due to our failure to comply with any of these continued listing standards, we will also likely be delisted if we fail to meet any other of the NYSE’s listing standards.

During the year ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of our contingent convertible debt securities remain outstanding. The holders of our remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, our common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over-the-counter trading market in the United States. If we are unable to remedy the deficiency described above and remain listed on the NYSE and if we are unable to list our common stock on another established national securities exchange or automated U.S. over-the-counter trading market, there is a risk that some or all holders of our convertible notes will exercise their right to require us to repurchase their notes. There can be no assurance that we would be able to satisfy such repurchase requests.

As of December 31, 2008, the Company’s consolidated financial statements include $86.0 million of cash and cash equivalents and total indebtedness of $3.5 billion. Total indebtedness includes recourse indebtedness of $77.7 million and $3.4 billion of non-recourse debt relating to consolidated VIEs. The creditors of each consolidated VIE have no recourse to the general credit of the Company. The Company’s maximum exposure to loss as a result of its involvement with each consolidated VIE is the equity that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures.

Our primary cash needs include the ability to:

•	make required distributions of earnings to maintain our qualification as a REIT, which is based upon the existence of current taxable income;

•	pay costs of borrowings, including interest on such borrowings and expected CDO, CLO and other securitization debt;

•	pay base and incentive fees to our manager and pay other operating expenses;

•	fund investments and discretionary repurchases of our debt and equity securities;

•	make payments as our debt comes due;

•	make margin deposits on derivative instruments; and

•	pay federal, state and local taxes of our domestic TRSs.

We intend to meet these short-term requirements through the following:

•	revenue from operations, including interest income from our investment portfolio;

•	interest income from temporary investments and cash equivalents; and

•	proceeds from future borrowings or offerings of our common stock.

From our inception through the beginning of the credit crisis in August 2007, we sought to finance our assets on a long-term basis through CDOs and CLOs. The disruption in the credit markets has substantially forestalled our ability to execute new CDOs and CLOs. If the securitization markets re-open in the future, the costs of securitizing assets may be higher than what we experienced in the past. Increased securitization costs may cause us to realize lower returns on our equity for investments in future CDOs as compared with the returns that we have realized to date on completed CDOs that have lower financing costs. If securitization costs become unacceptably high, or if securitization financing remains unavailable, we may not be willing or able to complete a securitization for assets that have been purchased using short-term warehouse lines. In that event, we may potentially lose the first loss cash that we had deposited with the warehouse lender. If we are unable to deploy our capital in high-yielding CDO investments quickly or at all, we would need to find alternative investments which may be lower yielding.

Overcollateralization and Other Credit Enhancement Tests

The terms of the CDO and CLO and other securitization vehicles that we use to finance our investments generally provide that the principal amount of assets must exceed the principal balance of the related securities to be issued by the securitization vehicle by a certain amount, commonly referred to as “over-collateralization.” The terms of the securitization generally provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the securitization vehicle securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria including downgrades by the rating agencies of the underlying portfolio securities of the securitization vehicle, may restrict our ability to receive cash distributions from assets collateralizing the securitization vehicle securities. The performance tests may not be satisfied. In addition, collateral management agreements typically provide that if certain over-collateralization ratio tests are failed and an event of default occurs, the collateral management agreement may be terminated by a vote of the security holders and the security holders have the option to liquidate the underlying collateral securities. If the assets held by a securitization vehicle fail to perform as anticipated, our liquidity may be adversely affected.

The following summarizes certain key over-collateralization test matters for each of our respective target asset classes:

•

MBS—As previously disclosed, the Kleros Real Estate CDOs have all failed over-collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to the Company. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed over-collateralization tests, the net interest earnings of the three remaining CDOs will continue to be reflected in the Company’s net investment income and taxable income. We have received written notice from the trustees of Kleros Real Estate I, II, III and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation will be used to repay the controlling class debtholder.

On May 1, 2008, the Company received written notice from the trustee of Kleros Real Estate III that the controlling class debtholder had submitted a notice of liquidation. The liquidation of Kleros Real Estate III occurred in June 2008 through a series of auctions of the underlying collateral and the final distribution of the liquidation proceeds was delivered to the controlling class debtholder in the same period. Additionally, the Company is no longer able to include the liquidated assets and the related income as a component of its REIT qualifying assets. As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs.

•

Securitized Residential Mortgages—The majority of our investments in residential mortgage loans are included within a securitization trust in which we own all of the subordinated notes including an interest-only subordinated note. When principal and interest are collected from the underlying residential mortgage loans, such cash flow is distributed sequentially to the senior notes, then to the interest-only subordinated note, and finally to the remainder of the subordinated notes. Losses are allocated to the notes in reverse sequential order such that losses are borne by subordinated notes ahead of the senior notes. Significant losses have been realized on the subordinated notes to date and are expected to continue. The most subordinated class of notes owned by the Company has already been reduced to zero as a result of such allocation of losses. These losses are attributable to an increase in the delinquency rate of the underlying pool of mortgage loans since the closing date of the securitization, which has also caused a reduction in the amount of principal and interest that is collected from the mortgage loans. To the extent such collections continue to decrease, there may not be sufficient cash flow to pay any principal and interest to the subordinated notes until the senior noteholders have been paid in full.

•

TruPS—Our investments in TruPS are also financed with CDOs that are subject to over-collateralization requirements. The over-collateralization requirements in the TruPS CDOs are typically triggered in the event that more than three percent of the par value of collateral securities that collateralize the CDO debt defer on a principal or interest payment or are otherwise determined to be defaulted in accordance with the indenture for the particular CDO. As of December 31, 2008, we have experienced 34 bank deferrals or defaults and 1 insurance default in our TruPS portfolio. As of December 31, 2008, the aggregate principal amount of investments in the 35 TruPS that have defaulted or are currently deferring interest payments is $551.0 million, representing approximately 10.7% of the Company’s consolidated trust preferred securities portfolio. Subsequent to December 31, 2008, we have experienced two additional bank deferrals with an aggregate principal amount of $50.0 million, and an additional $38.0 million principal amount of TruPS deferring interest payments as of December 31, 2008 have defaulted. The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will no longer receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests. The Company does not expect to receive cash distributions from its TruPS CDOs for the foreseeable future. There can be no assurance that we will not experience additional deferrals or defaults that will result in further over-collateralization test failures or be able to extend the cure periods of the deals currently failing over-collateralization tests.

•

Leveraged Loans—The over-collateralization requirements in the leveraged loan CLOs are typically triggered in the event that we experience significant losses on the sale of assets below par, as well as unrealized fair value adjustments on certain assets as mandated by the indentures which govern our leveraged loan CLOs. The primary cause for such fair value adjustments are default activity, and credit downgrades in the underlying asset pool. In the event that an over-collateralization failure occurs in a leveraged loan CLO, changes to the priority of payments will result in the equity holders, including us, of the CLO not receiving any cash flows until such time as the over-collateralization failure is cured. Management continues to closely monitor and actively manage the leveraged loan portfolio as a result of the continued deterioration in macro-credit conditions and the potential for significant stress on the middle-market companies in our portfolio. As of the date of this filing, we have not experienced an over-collateralization failure in any of our leveraged loan CLOs.

Warehouse Financing Arrangements

As of December 31, 2008, we were party to the following agreement which is collateralized by the assets shown below:

Financing Facilities (and Aggregate Borrowing Capacity)	Termination Date	Assets Being Financed
Leveraged loan related warehouse facility	May 2009	$165.6 million

As of December 31, 2008, the Company’s consolidated financial statements included $126.6 million of warehouse credit facility debt in the form of short term notes payable. Warehouse credit facility debt relates to an on-balance sheet warehouse facility entered into by a subsidiary of the Company with the intention of financing the acquisition of leveraged loans on a short-term basis until longer-term financing is available. Despite the fact that the Company recorded an unrealized loss of $101.0 million on the leveraged loans included in the warehouse facility, the Company’s maximum economic exposure to loss on the warehouse credit facility is limited to the amount of capital that the Company has invested pursuant to the terms of the arrangement. As of December 31, 2008, the Company has invested $39.0 million of capital in this financing arrangement, which provides for $200 million of total borrowing capacity and bears interest of 125 basis points over the daily commercial paper rate and matures in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through to the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39.0 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

Contractual Commitments

The table below summarizes the Company’s contractual obligations (excluding interest) under borrowing agreements as of December 31, 2008 (amounts in thousands):

	Total Notional	Payments Due by Period
		Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Non-recourse obligations:
Trust preferred obligations	$385,600	$—	$—	$—	$385,600
Securitized mortgage debt	844,764	—	—	—	844,764
CDO notes payable	8,449,072	—	—	—	8,449,072
Warehouse credit facilities	126,623	126,623	—	—	—
Commitments to purchase securities and loans (a)	23,637	23,637	—	—	—

Total non-recourse obligations	9,829,696	150,260	—	—	9,679,436
Recourse:
Junior subordinated notes	49,614	—	—	—	49,614
Contingent convertible debt	28,650	—	—	—	28,650

Total recourse obligations	78,264	—	—	—	78,264

Total	$9,907,960	$150,260	$—	$—	$9,757,700

(a)	Amounts reflect our consolidated CDOs’ requirement to purchase additional collateral in order to complete the ramp-up collateral balances. Of this amount, $16.6 million has been advanced through CDO notes payable and is included in our restricted cash on our consolidated balance sheet as of December 31, 2008.

Inflation

We believe that the principal risk to us from inflation is the effect that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation. We mitigate against this risk through our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Fair Values

For certain of the financial instruments that we own, fair values will not be readily available since there are no active trading markets for these instruments as characterized by currency exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. Minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values. These estimates and assumptions are indicative of the interest rate environments as of December 31, 2008 and do not take into consideration the effects of subsequent interest rate fluctuations.

We note that the values of our investments in MBS, residential mortgages, TruPS, and derivative instruments will be sensitive to changes in market interest rates, interest rate spreads, credit spreads and other market factors. The value of these investments can vary materially from period to period.

Securities Repurchases

In August 2007, our board of directors authorized us to repurchase up to $50 million of our common stock from time to time in open market purchases or privately negotiated transactions. During the three-month period ended September 30, 2008, we repurchased 629,596 shares of common stock for $0.6 million, at a weighted-average price of $0.99 per share. Additionally, during October 2008, we repurchased 112,800 shares of common stock for $0.1 million, at a weighted-average price of $1.02 per share. We may also repurchase convertible debt securities from time to time in open market purchases or privately negotiated transactions. During the three-month period ended September 30, 2008, the Company repurchased and retired $78.8 million par value of its outstanding convertible debt securities for $33.0 million. The Company realized a gain of $43.9 million on these transactions, net of a $1.9 million write-off of related deferred costs. In October 2008, the Company repurchased and retired an additional $32.5 million par value of convertible debt securities for $17.6 million. As of the date of this filing, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. There can be no assurance as to the timing or amount of any future securities repurchases we may complete.

Off-Balance Sheet Arrangements and Commitments

We may maintain arrangements with various investment banks regarding CDO securitizations and off-balance sheet warehouse facilities. Prior to the completion of a CDO securitization, historically our off-balance sheet warehouse providers have acquired investments in accordance with the terms of the warehouse facility agreements. Pursuant to the terms of the warehouse agreements, we receive all or a portion of the difference between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse providers, and as a result, we bear the first dollar risk of loss up to our warehouse deposit if an investment held under the warehouse facility is liquidated at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to us. In the event that we are unable to obtain long-term CDO financing for the accumulated warehouse collateral, our cash collateral is at risk and may not be returned to the Company. The duration of a warehouse facility is generally at least nine months. These arrangements are deemed to be derivative financial instruments and are recorded by us at fair value in each accounting period with the change in fair value recorded in earnings. We were not party to any off-balance sheet arrangements as of December 31, 2008.